Exhibit 99.1

FORM 10-K DISCLOSURE

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

  our ability to maintain or increase our market share in the competitive markets in which we do business;

  our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

  our dependence on the growth in demand for the end applications that are powered by our products;

  our ability to diversify our product offerings and capture new market opportunities;

  our ability to source our needs for skilled labor, machinery and raw materials economically;

  the loss of key members of our senior management; and

  uncertainties with respect to the PRC legal and regulatory environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

  the “Company,” “we,” “us,” and “our” refer to the combined business of China TMK Battery Systems Inc., a Nevada corporation (formerly, Deerfield Resources, Ltd.), and its wholly owned subsidiaries, Leading Asia Pacific Investment Limited, or “Leading Asia,” a BVI company, Good Wealth Capital Investment Limited, or “Good Wealth,” a Hong Kong company, and Shenzhen TMK Power Industries Ltd., or “TMK,” a PRC limited company, as the case may be;

  “BVI” refers to the British Virgin Islands;

  “Exchange Act” refers the Securities Exchange Act of 1934, as amended;

  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People's Republic of China;

  “PRC,” “China,” and “Chinese,” refer to the People's Republic of China;

  “Renminbi” and “RMB” refer to the legal currency of China;

  “SEC” refers to the Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended; and

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Business Overview

Through our indirect Chinese subsidiary, TMK, we design, develop, manufacture and sell environmentally-friendly nickel-metal hydride cell, or Ni-MH, rechargeable batteries, which are commonly used to power the following end applications:

  vacuum cleaners and other household electrical appliances;

  cordless power tools;

  medical devices;

  light electric vehicles, such as bicycles, electric vehicles and hybrid electric vehicles;

  other applications, such as light fittings, battery-operated toys, telecommunications, traffic control, and traffic lighting applications; and

  personal portable electronic devices, such as digital cameras, portable media players, portable gaming devices and PDAs.

We conduct all of our operations in Shenzhen City, China, in close proximity to China's electronics manufacturing base and its rapidly growing market. Our access to China's supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. In addition, we have automated key stages of our manufacturing process to be able to produce high-quality battery cells that consistently meet the stringent requirements of our customers.

Historically, we have focused on the development of high-rate Ni-MH rechargeable batteries of types SC, C, D, and F and have been engaged in the large-scale production of these products for over eight years. The target customers of these products are mainly factories that produce power tools, vacuum cleaners and other household electrical appliances, electric bicycles, battery-operated toys and medical devices and whose requirements for battery performance are higher-rate than those of the ordinary type AA and AAA batteries used for domestic purposes. Some of our customers include Siemens, LG, Electrolux, Bosch, Venom, and Changhong.

More recently, we have developed a working prototype of a hybrid electric vehicle battery pack and are producing sample cells for testing for an electric vehicle battery pack. To expand our business into the hybrid electric vehicle and electric vehicle markets, we plan to establish an advanced power battery research and development center, set up a battery-production base for small scale testing and production and establish a cooperation application demonstration point with 1-3 vehicle producers to lay a solid foundation for the approval of the project and for the support of the government. To date, we have entered into letters of intent with two automobile companies in China for the sale of our hybrid electric vehicle battery backs.

We are also actively seeking opportunities to expand into the Lithium-Ion battery space. We have a lithium battery patent and some customers who are the purchasers of both nickel-metal hydride battery and Lithium-Ion battery. Therefore, we are searching for the potential acquiree to develop our production capacity to meet the demand of our customers and to grow our business.

In addition, we have been actively seeking opportunities to design and distribute batteries for use in telecommunications, traffic control, and traffic lighting applications. We have developed working prototypes of both nickel-metal hydride battery and Lithium-Ion battery and sent to our customers for testing and expect to get our first purchase orders before the end of 2010.

Our operations have grown since our inception in September 2001. Our revenues increased from $36.7 million in fiscal year 2008 to $48.6 million in fiscal year 2009, representing a compounded growth rate of approximately 32.27% .

Our Corporate History and Background

We were incorporated under the laws of the State of Nevada on June 21, 2006. We were originally formed as an exploration stage company to engage in the search for mineral deposits or reserves. From inception through September 2007, we conducted preliminary exploration activities on certain properties in White Bay, Newfoundland, Canada, on which we held six gold mining claims, pursuant to the Claim Purchase Agreement. Our activities included the conduct of preliminary geological mapping and trenching on the properties, which determined that there were no economic quantities of minerals or reserves whatsoever on any of the properties. Prior to the end of our fiscal year ended September 30, 2008, we decided to redirect our business focus towards identifying and pursuing options regarding the development of a new business plan and direction.

From September 2008 through to the date of our reverse acquisition, discussed below, we were a shell company with no operations and our sole purpose was to locate and consummate a merger or acquisition with a private entity. As a result of the reverse acquisition transaction, we terminated the Claim Purchase Agreement and now conduct our operations in the PRC through our wholly owned PRC subsidiary, TMK.

Acquisition of Leading Asia

On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole stockholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was treated as a reverse acquisition, with Leading Asia as the acquirer and China TMK Battery Systems Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leading Asia and its consolidated subsidiaries.

Immediately following closing of the reverse acquisition of Leading Asia, Unitech transferred 10,524,600 of the 25,250,000 shares issued to it under the share exchange to 22 individuals and entities, pursuant to a share allocation agreement that Unitech entered into with these people on February 10, 2010. Among them, 9 individuals and entities received 1,910,600 shares from Unitech for providing consulting services to Leading Asia and its subsidiaries in assisting them to consummate the reverse acquisition of Leading Asia. The remaining 8,614,000 shares were gifted from Unitech to 13 individuals and entities who did not provide services to Leading Asia or its subsidiaries.

In connection with our reverse acquisition of Leading Asia, we also entered into the Cancellation Agreement with United Fertilisers, our controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of our common stock owned by it.

Upon the closing of the reverse acquisition on February 10, 2010, James W. Morgon, our sole director and officer, resigned as our director and from all offices of the Company that he held. Also upon the closing of the reverse acquisition, our board of directors increased its size to five (5) members and appointed Mr. Henian Wu, Mr. Zongfu Wang, Mr. Junbiao Huang, Ms. Xiangjun Liu and Mr. Jun Tu to fill the vacancies created by Mr. Morgon's resignation and such increase. In addition, our board of directors appointed Ms. Xiangjun Liu to serve as our Chief Executive Officer and President, Ms. Xiaodong Xiao to serve as our Chief Financial Officer and Mr. Jinfeng Huang to serve as our Chief Technology Officer, effective immediately at the closing of the reverse acquisition.

Leading Asia, our BVI subsidiary, was formed as a holding company on July 8, 2008. On August 12, 2008, Leading Asia acquired Good Wealth, our Hong Kong subsidiary, which was established as an investment holding company on May 16, 2008. On September 25, 2008, Good Wealth acquired 100% of the equity interest in TMK, our PRC operating subsidiary, pursuant to an equity transfer agreement with Henian Wu, Zongfu Wang and Junbiao Huang, the founders of TMK. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK was granted the new business license. Following approval of its change of business registration, TMK will need to carry out registration formalities with other PRC authorities include state and local tax, foreign exchange, finance and public security authorities.

TMK, our PRC operating subsidiary, was established as a purely domestically funded enterprise on September 3, 2001 to engage in the production and sale of environmental friendly sealed nickel-metal hydride batteries; to set up companies (specific projects to be approved separately); to engage in domestic commerce and supply and sale of commodities (excluding commodities reserved for sale or controlled by the state); and to generally import and export such products. On July 14, 2009, TMK acquired 100% ownership interest of Shenzhen Borou Industrial Co., Ltd., or Borou, from Ms. Hui Wang, a PRC individual, under an ownership transfer agreement, for an appraised value of RMB 3,000,000 (or approximately $438,390). Borou was established on November 5, 2003 as a company engaged in import and export business.

On February 10, 2010, we changed our name to “China TMK Battery Systems Inc.” to more accurately reflect our new business operations. Our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “DFEL” until FINRA assigns a new symbol to our common stock in connection with our name change.

Private Placement Transaction

On February 10, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 5,486,000 shares of our common stock for an aggregate purchase price of $6,857,500, or $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. Assuming that the Warrants issued in the transaction are exercised, the securities issued represented approximately 21.90% of our issued and outstanding capital stock as of and immediately after closing date.

As a condition to the closing of the private placement transaction, on February 10, 2010, we entered into the Registration Rights Agreement with the investors, pursuant to which we are obligated to register the securities issued in the private placement within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of the securities and any other shares of common stock issuable to the investors under the transaction documents. If we do not file the required registration statement in a timely manner, or if we fail to file pre-effective amendments to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then we are obligated to pay to each of the investors a liquidated damages fee of 1% per month of such investors' investment, payable in cash, for every thirty-day period up to a maximum of 6%, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. Furthermore, we are obligated to pay any liquidated damages for our failure to file a registration statement at any time following the one year anniversary of the closing date of the private placement. The Registration Rights Agreement also gives the investors customary piggyback registration rights.

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder, its stockholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into the Make Good Escrow Agreement with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment.

In connection with the closing of the private placement transaction, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a Lock-Up Agreement, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of a registration statement covering the shares issued in connection with the private placement.

Potential Acquisition of Hualian

On January 4, 2010, we signed a MOU with Shenzhen DongFang Hualian Technology Ltd., or Hualian, pursuant to which we agreed to conduct a legal and financial due diligence review of Hualian, and if satisfied, to enter into a definitive agreement to acquire Hualian. From January through March 2010 we paid an aggregate of $3.2 million as a good faith deposit towards the acquisition in accordance with the MOU, which deposit will be returned to us if Hualian fails the due diligence review or if Hualian’s 2009 net profit is less than RMB 28 million. The due diligence review process is still ongoing and is expected to be completed by end of the 2010 third quarter.

Hualian was incorporated in Shenzhen, Guangdong province, China, on September 29, 2005 with RBM 10 million of initial capital contributed by three shareholders on a 51%, 24.5% and 24.5% basis. Hualian’s major business is the production of lithium battery.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

Our principal executive offices are located at Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen, 518109, People's Republic of China. The telephone number at our principal executive office is (+86) 755 28109908.

Our Industry

Rechargeable Batteries

A battery is a portable electrochemical system that releases stored electrical energy. The battery industry has experienced significant growth in recent years as a result of increased global demand for portable electronic applications. The higher power requirements, small size, and high-rate discharge of these devices have also driven steady progress in battery technology.

The battery industry can be broadly divided into non-rechargeable (or primary) and rechargeable (or secondary) segments. Rechargeable batteries have increased their share of the overall battery market as they have become more cost and time efficient for use over sustained periods. They also help address environmental concerns over disposal of non-rechargeable batteries.

The four mainstream chemistries currently used in rechargeable batteries for portable electronics are nickel cadmium, nickel metal hydride, lithium-ion, and lithium polymer. The characteristics of each of these battery types are as follows:

	Nickel	Nickel Metal		Lithium
	Cadmium	Hydride	Lithium-Ion	Polymer
Commercial introduction	1899	1990	1992	1999
Energy Density	Low	Medium	High	High
Max Voltage Per Cell	1.2	1.2	3.7	3.7
Memory Effect	Yes	Minimal	No	No
Environmental Impact	High	Low	Low	Low
Core Application Usage	Toys, lights,	Portable	Cellular	Small scale
	power tools,	consumer	phones,	portable
	cordless	electronics(1),	portable	electronics(2)
	phones	notebook	consumer
		computers,	electronics(1),
		power tools,	notebook
		hybrid	computers,
		vehicles	power tools

(1)	Portable consumer electronics include portable media players and portable gaming devices.
(2)	Small-scale portable consumer electronics include portable audio players and PDAs.

Ni-MH Rechargeable Batteries

All of our products are Ni-MH rechargeable batteries. Unlike other rechargeable batteries which are based on nickel cadmium chemistries, NiMH batteries use a hydrogen-absorbing alloy instead of cadmium, and can have two to three times the capacity of equivalent sized nickel cadmium batteries. Ni-MH batteries have a higher energy density, meaning a greater energy capacity relative to a given battery cell's weight and size, and are considered to have a much lower environmental impact due to the absence of toxic cadmium. Furthermore, while lithium-based rechargeable batteries have a higher energy density than Ni-MH-based batteries, they also have a much lower shelf-life than Ni-MH batteries and are more expensive.

Ni-MH batteries also have the following advantages:

  Very low degradation, with less than 5% after 100 full charge/discharge cycles;

  Ability to store and provide power in a wide temperature range (-58oF to +176oF) making them a very reliable energy source for solar lighting and in-field uninterruptible power systems; and

  Slow rate of discharge, retaining 90% of full capacity after 28 days, making them ideal for in-field uninterruptible power supply systems with minimum maintenance requirements.

As a result, use of Ni-MH-based batteries has risen significantly in personal portable electronic devices, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys.

The voltage and performance of Ni-MH batteries are similar to primary alkaline batteries of the same sizes and they can be substituted for most purposes, saving consumers money and resources. As the cost/power ratio of Ni-MH-based batteries continues to improve, it is expected that its usage will also extend into other applications.

Key Rechargeable Battery Applications

End-product applications which are driving the demand for Ni-MH rechargeable batteries include personal portable electronic devices, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys. We also expect interest in electric vehicles and hybrid electric vehicles to increase demand for Ni-MH rechargeable batteries substantially.

Personal Portable Electronic Devices

The personal portable electronic devices, or Personal PEDs, category includes digital audio players (such as MP3/MP4 players), digital still cameras, digital video cameras, portable DVD players, PDAs, BlackBerry devices, portable gaming systems and Bluetooth devices. Personal PEDs currently use a mixture of Ni-MH, lithium-ion and lithium polymer batteries, however, the trend in newer models is towards lithium-based batteries, as they allow for a smaller and more flexible bodies and longer battery life.

Demand for batteries for Personal PEDs is driven by two factors: the sales of new devices and the market for the replacement of batteries. A Personal PEDs original equipment manufacturer, or OEM, generally includes a battery with a new device which needs to be replaced from time to time. Demand in the replacement market is in turn driven by a number of factors, including the consumer's desire to purchase a second battery to carry as a spare in the event of emergencies and the finite life of batteries requiring consumers to replace expired batteries in their devices. In addition, consumers in China tend to sell and resell Personal PEDs during their useful life which sale and resale usually results in a purchase replacement batteries. As a result, we expect that as the number of subscribers for active devices increases, the amount of replacement batteries sold will also increase.

Household Electrical Appliance

The household electrical appliances such small appliances and health products such as shavers, electric hair dryer, cutting machines, electric toothbrushes, massage equipment and flashlights, clocks, lamps, radios, tape recorders, cosmetic devices, electric toothbrushes, cordless vacuum cleaners and cordless mowers are traditionally corded. However, with the development of smaller, lighter batteries and the increased consumer demand for convenience, manufacturers are producing an increasing number of cordless and battery-operated household appliances.

Power Tools

Power tools such as drills, saws and grinders are used for both commercial and personal use. Due to high power requirements, many power tools have historically used small combustion engines or heavier nickel metal hydride batteries or relied on external power sources. The market for portable high-powered power tools is rapidly growing and has prompted consumers to replace or upgrade their current power tools.

Medical Devices

With the rapid pace of scientific and technological developments, more medical devices, especially electronic medical equipment such as electronic blood pressure monitors, low-frequency treatment instruments, electronic thermometers, electric toothbrushes, electronic pedometers, heart puncture monitors, baby monitors and insulation devices and life monitors, are operated by Ni-MH batteries.

Electric Vehicles and Hybrid Electric Vehicles

A growing number of consumers are reflecting renewed concerns relating to the availability and price of oil, increased legal fuel-efficiency requirements and incentives, and heightened interest in environmentally-friendly or “green” technologies, electric vehicles, light electric vehicles and hybrid electric vehicles, are likely to continue to attract substantial interest from vehicle manufacturers and consumers. Electric vehicles include vehicles with rechargeable electric motors such as automobiles, trucks and buses, and light electric bicycles, scooters, and motorcycles. Hybrid electric vehicles combine a conventional propulsion system with a rechargeable energy storage system to achieve better fuel economy than conventional vehicles.

Ni-MH batteries are the preferred choice for use in electric vehicles and hybrid electric vehicles. Currently, more than 2 million hybrid cars worldwide are running with Ni-MH batters, including the Toyota Prius, Honda Insight, Ford Escape Hybrid and Honda Civic Hybrid.

Battery Manufacturing in China

China's battery industry has historically focused on lower-end batteries, with Japan and Korea providing the technical innovation and producing higher-end and rechargeable batteries. However, we believe that as the Chinese government continues to support battery makers in terms of financial backing and research, China's R&D and manufacturing capabilities will become more developed.

China's market share of the full breadth of battery production is expected to increase. China has a number of benefits in battery manufacturing which are expected to drive this growth:

  Low Costs. Relative to Japan and Korea, China has a significantly lower cost of labor as well as easy access to bulk raw materials and land.

  Proximity to Electronics Supply Chain. The manufacturing of electronics in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage

  Proximity to End-Markets. China's domestic market for portable applications such as cellular phones and portable audio-visual equipment continues to grow rapidly. Proximity to end-market further consolidates the cost and cycle time advantages for China manufacturers.

  Developing R&D Infrastructure. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher-end manufacturing, including batteries. For example, Ni-MH rechargeable batteries are part of China's tenth five-year development plan which allocates state resources to provide financial assistance to companies engaged in the business of developing and manufacturing batteries, to fund the research and development of new battery material and to assist patent applications and the protection of intellectual property.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in, and to capitalize on the growth of, the global Ni-MH battery market:

  One Stop Solution for Rechargeable Power Supply. We believe that the key to capturing and retaining customers is our intense focus on providing critical advice and feedback to clients during the design phase of new consumer products. We use an integrated approach to servicing customers, providing real-time design feedback during the design phase, which assures that customers can maintain their design vision while also having a stable and dependable power source. Our one-stop approach allows for pricing premiums that result in margin enhancement by over 50% and helps cement relationships with clients for long term.

  Strong R&D capabilities. We place a strong emphasis on R&D, particularly on technological innovation and the development of new battery cell materials and products. We have established a dedicated R&D center with what we believe to be the most advanced equipment in China. Our R&D team consists of 2 researchers and scientists, led by Huang Junbiao. Our strong R&D capabilities have enabled us to obtain various government-sponsored R&D grants. We have been accredited as a “new and high-technology company” in Shenzhen, entitling us to enjoy preferential tax treatment and other government incentive grants and subsidies. Furthermore, we collaborate with a number of reputable research institutes and science and technology universities in China, allowing us to capitalize on their R&D results economically.

  China-based, low-cost manufacturing model. We conduct all of our manufacturing activities in Shenzhen, China. Our access to China's abundant supply of skilled and low-cost labor, as well as our ability to source raw materials, equipment, land and manufacturing facilities locally and economically, has considerably lowered our operating cost and expenses as a percentage of revenues. Because our products are not subject to any customs duty as compared to those imported from our Japanese and Korean competitors, we believe we enjoy a cost advantage in the domestic market for customers in China's electronics manufacturing base.

  Optimal use of automation in production process. We selectively use automation in our manufacturing process to ensure high uniformity and precision in our products while maintaining our cost-competitive advantage. As a fully automated production line is very expensive, we tailor our semi-automated solution based on stages of the manufacturing process and product attributes. We use automated machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We believe this considerably reduces our capital expenditure requirements.

  Experienced management team with proven technology and operational record. We have an experienced management team. Mr. Henjan Wu, our Chairman, has extensive management experience. Ms. Xiangjun Liu, our Chief Executive Officer, has more than 20 years of management, engineering and sales experience in the battery industry. Ms. Xiaodong Xiao, our Chief Financial Officer and Treasurer, has extensive experience in financial management. Mr. Junbiao Huang, our Chief Technology Officer, has led our in-house R&D team in making significant progress in technology innovations and improvements, product development, and optimizing the use of battery cell materials.

Our Growth Strategy

We believe we are well positioned to take advantage of the opportunities presented by growing market demand for rechargeable batteries. Our goal is to build on our existing strengths to become a global leader in the development and manufacturing of Ni-MH batteries and Lithium-Ion batteries for leading end-application manufacturers. We intend to achieve this objective by pursuing the following strategies:

  Rapid Expansion of Ni-MH Production Capacity. We are receiving additional demand for our products from our existing customer base, new customer opportunities and new industry segments. We have a large backlog of opportunities that currently cannot be executed due to manufacturing capacity constraints. Utilizing excess space on an unused floor of our current factory, we are adding two manufacturing lines and have additional space for future expansion.

  Expand Product Offerings into New Battery Chemistries and Applications. We are continually developing new applications for our products. There are a number of applications including the hybrid automobile market and the back-up power supply industries. Our high-quality battery solutions are ideal for each of these segments. We have had numerous discussions with Chinese automobile manufacturers seeking solutions for new electric cars. We are also working with a number of prospective partners on opportunities to expand our products into the back- up power supply market. Toxicity and relatively short life of lead acid batteries makes the Ni-MH battery an ideal replacement solution for back-up power for telecommunications, traffic control, and traffic lighting segments. In anticipation of expanding into the lithium-ion battery space to address other opportunities, we have entered into a letter of intent to acquire a Chinese R&D company that produces Lithium-Ion batteries for automobiles

  Enhance leading-edge technology through continual innovation. We intend to continue committing substantial resources to R&D in order to improve our technologies, develop new products and optimize the use of new battery cell materials. In particular, our R&D efforts will focus on (1) developing more advanced technologies to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production; (2) developing and commercializing cost-effective and easily available substitute materials for existing raw materials that are more expensive and in unstable supply; (3) enhancing our product quality, reliability and features to satisfy stringent OEM requirements of leading end-application manufacturers and to keep abreast of rapidly changing industry standards and evolving market trends; and (4) cooperating closely with our partners to improve our technologies and develop new application markets.

  Continue our cost leadership through yield improvements and refining our manufacturing process. We believe that cost-effectiveness will be critical to our future success in an increasingly price-sensitive market. We intend to achieve greater economies of scale by expanding our production capacity. We will also focus on enhancing our yields by reducing our defect ratio through continual worker training and strict raw material quality control, and refining our semi- automated manufacturing process. We intend to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production through the use of advanced technologies. We also will focus on continuing our development and commercialization of batteries that utilize cost-effective and easily available substitute materials for expensive raw materials.

  Establish our Lithium-Ion batteries production capacity. We believe that consumer demand for Lithium-Ion battery will grow quickly. We have a Lithium-Ion battery patent and customers who are the purchasers of both Ni- MH and Lithium-Ion batteries. We intend to establish production capacity for Lithium-Ion batteries in the near future in order to meet consumer demand.

Our Products

We develop and manufacture various types of Ni-MH rechargeable batteries, especially high-rate Ni-MH rechargeable batteries, which are used in a wide range of portable electronic applications. Since Ni-MH batteries were first commercialized in 1990, they have become the battery of choice for numerous portable electronic devices, as well as for electric vehicles and hybrid electric vehicles, because of their unique and favorable characteristics. The following table provides a summary of our product offerings and their corresponding end applications:

Battery Type	End Applications

High Rate Discharge Industrial - high release	vacuum cleaners and wireless home appliances
SC Size	power tools,
C Size	medical devices,
D Size	electric bicycles,
F Size	battery-operated toys.
AA Size	EV/HEV/PHEV
AAA Size

Standard Industrial - normal release	Telecommunications
SC Size	Cordless phones
C Size	Walkie-Talkies
D Size	Solar light products
F Size	Emergency lighting
AA Size	Mining lamp
AAA Size

Commercial/Consumer	MP3/MP4 player
AA Size	portable consumer electronics products, such as
digital
AAA Size	camera and portable gaming system
PDA, WALKMAN, digital camera, voice recorder
Remote controller
Radio

Historically, we have derived 90% of our revenues from the sale of industrial batteries. As we expand our production capacity and add new product lines in response to evolving market demands, we have derived and will continue to derive an increasingly greater portion of our revenues from our new product lines.

Our Ni-MH batteries can be classified into 6 types based on their size. SC, C, D and F cells are larger in size and are commonly used in vacuum cleaners and wireless home appliances, power tools, medical devices, electric bicycles and battery-operated toys. AA and AAA cells are smaller in shape and commonly used in portable consumer electronics products such as digital cameras and portable gaming systems, cordless phones and solar light products.

The following pictures depict our product family.

NI-MH Batteries

Ni-MH cells are generally used for a wide range of portable consumer electronics products, such as digital cameras and portable gaming systems, cordless phones, solar light products, vacuum cleaners and wireless home appliances, power tools, medical devices, electric bicycles and battery-operated toys. We target our cylindrical cells for the vacuum cleaner, wireless home appliances and power tools market. Batteries used in such products contains a group of six or more cylindrical cells working together in a coordinated manner, so that the failure of only one cell will affect the performance of the entire battery. Accordingly, cylindrical cells for these products require a higher uniformity than common cells.

Our products focus on the Ni-MH batteries including SC, C, D and F types. The downstream target customers are factories that mainly produce electric tools and vehicles, high-end toys and cleaners, who need batteries for stricter high-power and high-rate discharge performance than ordinary AA and AAA civilian batteries. Ordinary civilian AA and AAA batteries only need 200-300 cycles of life and discharge a low current, while high-power batteries used for electric tools and vehicles generate a high-rate discharge in order to start such products and consistently maintain power, capacity and life. Consumers who invest in products using SC, C, D and F types of Ni-MH batteries, which tend to retail between $10 and hundreds of dollars, as compared to products using the AA and AAA batteries which tend to retail for less than $10, usually pay attention to, and expect their products to be more durable.

We currently mass produce our D-type Ni-MH batteries which mainly support hybrid or “mixed power” scooters needing 30 cells (36V) or 40 cells (48V) in series. However, we are still developing our technology to produce batteries for more powerful hybrid vehicles, which need a minimized configuration of 120 cells (144V). Although hybrid and electric vehicles have some common Ni-MH battery requirements, the requirements there are stricter and higher standards for batteries used in hybrid vehicles. We plan to make substantial investments in establishing a R&D center for developing hybrid batteries in accordance with international standards, as well as build a production base for making the production, testing, regulating and controlling of such batteries.

Quality Assurance

We enforce strict quality assurance procedures throughout all stages of the manufacturing process. We have four levels of controls to monitor and maintain our product quality: design controls, process controls, material inflow controls and output controls. Our design controls ensure that there are no defects in the design and structure of the products we decide to produce. Our process controls consist of a 15-point check system from the beginning through the end of our production process. Our material inflow controls assure that we obtain our raw materials at a consistent level of quality. Our output controls test for capacity, voltage, visual defects and internal resistance. We believe these four levels of controls are essential to our quality control. We also provide ongoing training to our employees to ensure effective application of our quality assurance procedures.

Our products are UL/CE and ISO9001 compliant and they meet the IEC 61951/2003 Ni-MH battery standard and the ISO9001 standard for quality and reliability. Our products have also passed the regular evaluation of the PRC government's restrictions of hazardous substances, or RoHs. We also hold a China Green Environmental Protection Product Certificate from Chinese government.

Our products have received a number of awards and recognitions. In December 2007, our batteries were selected for listing in the National Torch Plan of China. The National Torch Plan was organized and executed in 1988 by China's Ministry of Science and Technology to encourage innovation and promote the development of China's high-tech industry. Projects and enterprises listed in the plan have access to a series of support programs provided by the central and local government, including, favorable tax treatment, innovation protection, technical support, and a friendly business environment. In addition, in 2007, our “environmental protection high rate NI-MH battery” was recognized as a high- and new technology product by Shenzhen City, and the China National Light Industry Council has recognized our batteries as “international advanced level” products.

We have passed stringent quality reviews and have obtained supplier qualifications from various domestic and international brand names. With our strong technological capabilities and use of automated equipment for core aspects of the manufacturing process, we believe our product quality, in certain key aspects, meets or even exceeds international industry standards.

Manufacturing

Manufacturing of battery cells is a technologically complicated and capital-intensive process, requiring coordinated use of machinery and raw materials at various stages of manufacturing. The primary raw materials used in production of battery cells include electrode materials, electrolytes, foils, cases and caps and separators. Our manufacturing process includes the following steps:

  The electrodes are manufactured using active materials, conductive agents and binder which are mixed with liquid. These mixtures are then uniformly coated onto the thin metal foil, then after drying, the electrodes are cut down to the designated sizes.
  The positive electrode and negative electrode are then wound together with a separator and inserted into a can, and electrolyte is filled. The sealing completes the battery cell assembly.
  Prior to shipping battery cells to our customers, the battery cells will undergo an aging process, and thorough inspections to ensure the cells meet high quality control standards.
  These cells are then integrated into packages which are customized into a wide variety of configurations to interface with different electronic devices.

A simplified manufacturing process is illustrated below:

We have adopted a semi-automated manufacturing process. We use fully automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. For example, we have an automated production line to manufacture our cylindrical cells used for notebook computer batteries to ensure a high level of uniformity and precision. We intend to further improve our automated production lines. As we have easy access to an ample supply of low-cost skilled labor, we believe our unique semi-automated manufacturing process will enable us to achieve desired cost-competitiveness by substantially lowering our manufacturing cost without compromising our product quality and uniformity.

For the last few years, we have been expanding our manufacturing capacity to meet the growing market demand for battery products. As the increasingly intense competition in our industry has driven down the per unit profit margins of our products, we strive to continue investing heavily in our manufacturing infrastructure to further increase our manufacturing capacity, enabling us to lower the per unit cost of our products and thereby maintaining our expected level of profitability as a whole.

Suppliers

We have built a comprehensive supply chain of materials and equipment. The primary raw materials used in manufacturing of Ni-MH batteries include electrode materials, cases and caps, foils, electrolyte and separator. Cost of these raw materials is a key factor in pricing our products. We believe that there is an ample supply of most of the raw materials we need in China. We are seeking to identify alternative raw material suppliers to the extent there are viable alternatives and to expand our use of alternative raw materials. We have also restructured our operations in an effort to streamline corporate resources and improve internal efficiency, with a particular focus on manufacturing and sales. To ensure the quality of our suppliers, we use only those suppliers who have demonstrated quality control and reliability.

We aim to maintain multiple supply sources for each of our key raw materials to ensure that supply problems with any one supplier will not materially disrupt our operations. In addition, we strive to develop strategic relationships with new suppliers to secure a stable supply of materials and introduce competition in our supply chain, thereby increasing our ability to negotiate a better pricing and reducing our exposure to possible price fluctuations.

Our economies of scale enable us to purchase materials in large volumes, offering us leverage to secure better pricing, and to a lesser degree, increasing the extent to which our suppliers rely on our purchase orders. We believe this relationship of mutual reliance will enable us to reduce our exposure to possible price fluctuations.

As of December 31, 2009, our key raw material suppliers were as follows:

Materials	Main Suppliers
Nickel foam	Henan Kelong New Energy Electric Power Source Co., Ltd.
Nickel foam	Jiangmen Chancsun Umicore Industry Co., Ltd.
Alloyed powder	Ningbo Shenjiang Sci-Tech Limited-Liability Company
Alloyed powder	Zhongshan Yongneng Electronic Technology Co., Ltd.
Alloyed powder	Dandong Hongyuan Alloy Co., Ltd.
Alloyed powder	Gansu Rare Earth New Materials Co., Ltd.
Silica gel	Dongguan Waton Chemical Co., Ltd.
Separator paper	Guangzhou Wealth-Win Co., Ltd.
Copper mesh	Shenzhen Hong Yang Jin Shu Wang Co., Ltd.

We source our manufacturing equipment both suppliers both domestic and foreign, based on consideration of their cost and function. As of December 31, 2009, we purchased our key equipment from the following suppliers:

Instruments	Main Suppliers
Positive and negative automatic powdering production line \ winding machine \ sealing machine, etc.	Zhu Hai Guanghuan Machinery Manufacturing Co., Ltd.
Automatic formation\capacity grading and testing equipment	Guangzhou Jianxin Electric Appliance Co., Ltd.
Capacity grading and testing equipment	Zeemoo (Shenzhen) Technology Co., Ltd.

Customers

We sell our products domestically and internationally. For our international sales, we sell our products directly to distributors, as well as pack manufacturers in these countries and territories. If we receive orders from distributors for batteries rather than cells, we assemble our cells into batteries at customers' requirements and then arrange to deliver the batteries to fulfill the orders.

A large number of SC, C and D cell & battery customers have historically accounted for a substantial portion of our revenue. In the year ended December 31, 2009, our top five and top ten customers in aggregate contributed to approximately 41% and 70% of our revenue, respectively. As we expand our product portfolio and target new market segments, we expect that our customer composition as well as the identity and concentration of our top customers will change from period to period. Currently, we are actively investigating demand for, and pursuing opportunities in, other product lines, including mining lamps, hybrid electric vehicles, and light electric vehicles.

In the fiscal year ended December 31, 2009, no customer accounted for more than 10% of net sales and in fiscal year 2008, one customer accounted for 10% of net sales and had $285,207 of account receivable (5.80% of total receivable) at December 31, 2008.

Sales and Marketing

We have built an extensive sales and service network in China, highlighted by our strong presence in China's economically prosperous coastal regions where we generate a significant portion of our sales. Our sales and marketing department is responsible for our marketing, sales and post-sales services to brand owners and pack manufacturers in the PRC and worldwide. The three functions in one enhance our sales staff in these representative offices who conduct sales and services in each designated area. We offer different price incentives to encourage large-volume and long-term customers. As we expand our business, our sales and marketing staff has increased to more than one hundred, most of whom are professional salespersons and technicians.

Our sales staff works closely with our customers to understand their needs and provide feedback to us so that we can better address their needs and improve the quality and features of our products.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet to market our products. We believe these activities are conducive in promoting our products and brand name among key industry participants.

Competition

TMK faces competition from many other battery manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources than the Company has. TMK compete against other Ni-MH battery producers, as well as manufacturers of other rechargeable and non-rechargeable batteries. The main types of rechargeable batteries currently on the market include: lead-acid; nickel-cadmium; nickel metal hydride; liquid lithium-ion and lithium-ion polymer. Competition is typically based on design, quality, reliability, and performance. While the consumer segment of the market is highly competitive, the industrial segment is less competitive. The Company believes that in China it has approximately 16% market share of high-rate discharge batteries. TMK's primary competitors in the Ni-MH battery market or other similar competing rechargeable battery products include SANYO Electric Co., Ltd. Global, Matsushita Industrial Co., Ltd. (Panasonic), BYD Company Ltd., GPI International, Ltd., Shenzhen Grepow Battery Company, Hunan Coran Power Company and HuanYu Power Source Co., Ltd.

We believe that we are leveraging our low-cost advantage to compete favorably with our competitors. Compared to Korean and Japanese cell makers, we are able to source our needs for skilled labor and raw materials locally and economically. Our substantially expanded production capacity has translated into greater purchasing power, thereby helping us negotiate lower purchase prices for materials. Furthermore, our strong proprietary technologies and use of a combination of manual labor and automation at the key stages of the manufacturing process enable us to enhance our production efficiency, resulting in further reduction in cost, while ensuring high uniformity and high-quality standards.

Research and Development

We have established an advanced research and development, or R&D, center. To enhance our ability to provide battery solutions, our product quality, reduce cost, and keep up with technological advances and evolving market trends, our R&D center focuses on advancement in technologies relating to new materials and new cells with prospects for use in new end application markets.

Our strong R&D capabilities have enabled us to obtain various government-sponsored R&D grants. We have been accredited as a “new and high-technology company” in Shenzhen, entitling us to enjoy preferential tax treatment and other government incentive grants and subsidies. Furthermore, we collaborate with a number of reputable research institutes and science and technology universities in China, allowing us to capitalize on their R&D results economically.

Employees

As of December 31, 2009, we employed a total of 520 employees. The following table sets forth the number of our employees by function.

Function	Number of
Employees
Senior Management	7
Equipment & Maintenance	10
Production	422
Sales and Marketing	22
Logistics	9
Quality Control	15
Research & Development	21
Human Resource & Administration	4
Accounting	10
Total	520

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to make monthly contributions to the plan for each employee at the rate of 10% of his or her average monthly salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Facilities

We currently lease approximately 10,000 square meters of space, comprised of manufacturing facilities, warehousing and packaging facilities, dormitory space, dining halls and administrative offices, from Shenzhen Yijiayang Industrial Co., Ltd., pursuant to a lease agreement dated December 16, 2008. Under the lease agreement, we pay an aggregate monthly rent of RMB1.3 million (approximately $0.19 million) per year. Of that space, approximately 6,700 square meters are manufacturing facilities. We believe that all leased space is in good condition and that the property is adequately insured by the owner. The lease expires on December 31, 2011.

The Company is required to and is in the process of registering the lease with the relevant PRC authorities. While the absence of such filing will not invalidate the lease, such absence may make the lease unenforceable against third parties in the event of a dispute.

Intellectual Property

We rely on a combination of patents, trade secrets, and employee non-disclosure and confidentiality agreements to protect our intellectual property rights. We have registered our “TMK” trademark in both English and in Chinese characters in the PRC and the European Union, and we have registered the Internet and WAP domain name: tmk-battery.com. We have also registered three patents in the PRC relating to battery cell materials, design and manufacturing processes, and we have one pending patent application filed in the PRC for invention of a Ni-MH battery negative plate. The expiration date for the utility model patent in Ni-MH battery negative plate field is April 20, 2019; the expiration date for the utility model patent in Ni-MH battery negative plate structure is April 20, 2019; the expiration date for the utility model patent in Li-ion battery configuration is December 26, 2017.

We also have unpatented proprietary technologies for our product offerings and key stages of the manufacturing process. Our management and key technical personnel have entered into agreements requiring them to keep confidential all information relating to our customers, methods, business and trade secrets during their terms of employment with us and thereafter and to assign to us their inventions, technologies and designs they develop during their term of employment with us. The confidentiality agreements include noncompetition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have institutionalized our efforts to safeguard our intellectual property rights by establishing an internal department that includes professionals such as attorneys, engineers, information managers and archives managers responsible for handling matters relating to our intellectual property rights. We have published internally a series of rules to protect our intellectual property rights.

We recently renewed an online license agreement with Ovonic Battery Company, Inc., or Ovonic, under which Ovonic granted us (1) a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture Ni-MH batteries and (2) a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute batteries. Pursuant to this agreement, which only exists in electronic form, we are obligated to pay Ovonic each time we use its patents in products which we offer for sale or distribution. The renewal agreement will remain in effect until the licensed patents under the agreement expire.

Environmental Compliance

As we conduct our manufacturing activities in China, we are subject to the requirements of PRC environmental laws and regulations on air emission, waste water discharge, solid waste and noise. We aim to comply with environmental laws and regulations, including, restrictions of hazardous substances, or RoHs, by the PRC government discussed below. Our products comply with PRC RoHs and hold Reach certification for environmental practices. We have built environmental treatment facilities concurrently with construction of our manufacturing facilities, where waste water and waste solids that we generate can be treated in accordance with the relevant requirements. We also outsource the disposal of solid waste that we generate to a third party contractor. Certain key materials used in manufacturing, such as Nickel foam, alloy powder, electrolyte and separators, have proven innocuous to worker's health and safety as well as the environment. We are not subject to any admonitions, penalties, investigations or inquiries imposed by the environmental regulators, nor are we subject to any claims or legal proceedings to which we are named as defendant for violation of any environmental law or regulation. We do not have any reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We are also subject to the PRC Administrative Measure on the Control of Pollution Caused by Electronic Information Products, informally known as China RoHS, a PRC government regulation to control certain materials, including lead. All items shipped to China now have to be marked as to whether the items contained in the box are compliant or non-compliant. The Electronic Information Products, or EIP, logo or other label is used to mark parts and assemblies that do not contain unacceptable amounts of substances identified by the regulations, and that are environmentally safe. Units that do contain hazardous substances are marked with the EIP logo Environment Friendly Use Period value in years.

Patent Protection in China

The PRC's intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world's major intellectual property conventions, including:

  Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

  Paris Convention for the Protection of Industrial Property (March 19, 1985);

  Patent Cooperation Treaty (January 1, 1994); and

  The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents: patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the people who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in a reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license also can be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people's court. SIPO, however, has not granted any compulsory license up to now.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People's Court upon the patentee's or the interested parties' request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures also are available both before and during the litigation. Damages in the case of patent infringement are calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may also be fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500, 000.

Tax

For detailed discussion of PRC tax regulations, see “Management's Discussion and Analysis of Financial Condition and Results of Operations – Taxation – China.”

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign invested enterprises, or FIEs, established in the PRC may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

ITEM 1A. RISK FACTORS

You should carefully consider the risks described below, which constitute the material risks facing us. If any of the following risks actually occur, our business could be harmed. You should also refer to the other information about us contained in this Form 10-K, including our financial statements and related notes

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provides us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the economies in which we operate that has impacted demand for our products and services, and may impact our ability to manage normal relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be materially negatively impacted, including such areas as reduced demand for our products and services from a slow-down in the general economy, or supplier or customer disruptions resulting from tighter credit markets. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on the Company's operating results and financial condition.

We are primarily dependent on sales of Ni-MH batteries for the cordless household electrical appliances, high-power electrical tool, and electrical toys market. A reduction in the volume or average price of the batteries that we sell for this market would cause our overall revenue to decline.

We have derived a major portion of revenues to date from sales of our Ni-MH batteries for the cordless household electrical appliances, high-power electrical tools, and electrical toys market. While we intend to diversify our revenue sources by expanding to other markets, including the UPS, the electric vehicle and hybrid electric vehicle markets, we expect that sales of batteries used for the cordless household electrical appliances, high-power electrical tool, and electrical toys market will continue to comprise a significant portion of our revenues in the near future. Accordingly, any decrease in the demand for our battery cells resulting from success of competing products, slower than expected growth of sales or other adverse developments may materially and adversely affect our business and cause our overall revenue to decline. In addition, our expansion to other markets may not increase our revenue to a level that would enable us to materially reduce our dependence on sales used for the market we owned.

Our future success depends on the success of manufacturers of the end applications that use our products.

As we expand to the battery markets for cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS, HEV, and EV, our future success depends on whether end application manufacturers are willing to use batteries that incorporate our products. To secure acceptance of our products, we must constantly develop and introduce more reliable and cost-effective battery cells with enhanced functionality to meet evolving industry standards. Our failure to gain acceptance of our products from these manufacturers could materially and adversely affect our future success.

Even if a manufacturer decides to use batteries that incorporate our products, the manufacturer may not be able to market and sell its products successfully. The manufacturer's inability to market and sell its products successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. If we cannot achieve the expected level of sales, we will not be able to make sufficient profits to offset the expenditures we have incurred to expand our production capacity, nor will we be able to grow our business. Accordingly, our business, financial condition, results of operations and future success would be materially and adversely affected.

Our business depends on the growth in demand for portable electronic devices.

As the market demand for portable electronic devices is directly related to the demand for our products, a fast growing portable electronic device market will be critical to the success of our business. In anticipation of an expected increase in demand for portable electronic devices such as the cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS in the next few years, we have expanded our manufacturing capacity. However, the markets we have targeted, including those of the PRC, may not achieve the level of growth we expect. If this market fails to achieve our expected level of growth, we will have excess production capacity and may not be able to generate enough revenue to maintain our profitability.

We experience fluctuations in quarterly and annual operating results.

Our quarterly and annual operating results have fluctuated in the past and likely will fluctuate in the future. The demand for our products is driven largely by demand for the end-product applications that are powered by our products. Accordingly, the rechargeable battery industry is affected by market conditions that are often outside our control. Our results of operations may fluctuate significantly from period to period due to a number of factors, including seasonal variations in consumer demand for batteries and their end applications, capacity ramp up by competitors, industry-wide technological changes, the loss of a key customer and the postponement, rescheduling or cancellation of large orders by a key customer. As a result of these factors and other risks discussed in this section, period-to-period comparisons should not be relied upon to predict our future performance.

Management's estimates and assumptions affect reported amounts of expenses and changes in those estimates could impact operating results.

Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually, and the results of such testing may adversely affect our financial results. We use a variety of valuation techniques in determining fair value. The impairment review is highly judgmental and involves the use of significant estimates and assumptions. These estimates and assumptions have a significant impact on the amount of any impairment charge recorded, and actual results may differ significantly from the estimates and assumptions used.

We recognize deferred tax assets and liabilities for the expected future tax consequences of events which are included in the financial statements or tax returns. In assessing the whether deferred tax assets are realizable, management makes certain assumptions about whether the deferred tax assets will be realized. We expect the deferred tax assets currently recorded to be fully realizable, however there can be no assurance that an increased valuation allowance would not need to be recorded in the future.

Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable, resulting in loss of market share to our competitors.

The rechargeable battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable. Our ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving our competitive position and our prospects for growth. To achieve this goal, we have invested and plan to continue investing significant financial resources in our R&D infrastructure. R&D activities, however, are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Accordingly, our significant investment in our R&D infrastructure may not bear fruit. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable. Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our market share and to suffer a decrease in our revenue.

A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.

Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated. Our profit margins vary among products, customers and geographic markets. Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.

We may not be able to manage our expansion of operations effectively.

We were established in September 1999 and have grown rapidly since. We are in the process of significantly expanding our business in order to meet the increasing demand for our products, as well as capture new market opportunities. As we continue to grow, we must continue to improve our operational and financial systems, procedures and controls, increase manufacturing capacity and output, and expand, train and manage our growing employee base. In order to fund our ongoing operations and our future growth, we need to have sufficient internal sources of liquidity or access to additional financing from external sources. Furthermore, our management will be required to maintain and strengthen our relationships with our customers, suppliers and other third parties. As a result, our continued expansion has placed, and will continue to place, significant strains on our management personnel, systems and resources. We also will need to further strengthen our internal control and compliance functions to ensure that we will be able to comply with our legal and contractual obligations and minimize our operational and compliance risks. Our current and planned operations, personnel, systems, internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

We may not be able to substantially increase our manufacturing output in order to maintain our cost competitiveness.

We believe that our ability to provide cost-effective products is one of the most significant factors that contributed to our current success and will be essential for our future growth. We believe this is one of our competitive advantages over our Japanese and Korean competitors. In order to continue doing so, we will need to increase our manufacturing output to a level that will enable us to substantially reduce the cost of our products on a per unit basis through economies of scale. However, our ability to substantially increase our manufacturing output is subject to significant constraints and uncertainties, including:

  the need to raise significant additional funds to purchase and prepay raw materials or to build additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

  delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw material prices and problems with equipment vendors;

  delays or denial of required approvals by relevant government authorities;

  diversion of significant management attention and other resources; and

  failure to execute our expansion plan effectively.

If we are unable to increase our manufacturing output because of any of the risks described above, we may be unable to maintain our competitive position or achieve the growth we expect. Moreover, even if we expand our manufacturing output, we may not be able to generate sufficient customer demand for our products to support our increased production output.

We have been and most likely will continue to be subject to rapidly declining average selling prices, which may harm our revenue and gross profits.

The end-products of our batteries such as cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS, cellular phones and notebook computers are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, manufacturers of these electronic devices expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins. We have reduced the price of our products in the past in order to meet market demand and expect to continue to face market-driven downward pricing pressures in the future. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our costs on a timely basis.

Maintaining our manufacturing operations requires significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

We had capital expenditures of approximately $6 million and $2.5 million in fiscal years 2009 and 2008, respectively. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

We do not have long-term purchase commitments from our customers and the term of our sales contracts with our customers is typically one year. Furthermore, these contracts leave certain major terms such as price and quantity of products open to be determined in each purchase order. These contracts also allow parties to re-adjust the contract price for substantial changes in market conditions. As a result, if our customers hold stronger bargaining power than us or the market conditions are in their favor, we may not be able to enjoy the price downside protection or upside gain. Furthermore, our customers may decide not to continue placing purchase orders with us in the future at the same level as in prior periods. As a result, our results of operations may vary from period to period and may fluctuate significantly in the future.

We extend relatively long payment terms to our customers.

As is customary in the industry in the PRC, we extend relatively long payment terms and provide generous return policies to our customers. As a result of the size of many of our orders, these extended terms may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our customers often place large orders for products, requiring fast delivery, which impacts our working capital. If our customers do not incorporate our products into their products and sell them in a timely fashion, for example, due to excess inventories, sales slowdowns or other issues, they may not pay us in a timely fashion, even on our extended terms. Our customers' failure to pay may force us to defer or delay further product orders, which may adversely affect our cash flows, sales or income in subsequent periods.

We have significant short-term debt obligations, which mature in less than one year. Failure to extend those maturities of, or to refinance, that debt could result in defaults, and in certain instances, foreclosures on our assets. Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

At December 31, 2009, we had short-term bank loans of $4.72 million and long-term bank loans of $2.45 million maturing within one year, long-term bank loans of $9.24 million maturing over one year. Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our ability to produce products for our customers in the quantities required by customer orders or deliver products in a timely fashion, which could significantly lower our revenues and profitability. We may be able to refinance or obtain extensions of the maturities of all or some of such debt only on terms that significantly restrict our ability to operate, including terms that place additional limitations on our ability to incur other indebtedness, to pay dividends, to use our assets as collateral for other financing, to sell assets or to make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or to engage in other business activities. If we finance the repayment of our outstanding indebtedness by issuing additional equity or convertible debt securities, such issuances could result in substantial dilution to our stockholders.

While we believe that our revenue growth projections and our ongoing cost controls will allow us to generate cash and achieve profitability in the foreseeable future, there is no assurance as to when or if we will be able to achieve our projections. Our future cash flows from operations, combined with our accessibility to cash and credit, may not be sufficient to allow us to finance ongoing operations or to make required investments for future growth. We may need to seek additional credit or access capital markets for additional funds. There is no assurance that we would be successful in this regard.

We are dependent on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have been dependent on a limited number of customers for a significant portion of our revenue. Our top five customers accounted for approximately 41% and 38.3% of our revenues in the years ended December 31, 2009 and 2008, respectively. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products. We expect that a limited number of customers will continue to contribute to a significant portion of our sales in the near future. Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business. If we fail to sell our products to one or more of these top customers in any particular period, or if a large customer purchases fewer of our products, defers orders or fails to place additional orders with us, or if we fail to develop additional major customers, our revenue could decline, and our results of operations could be adversely affected. As we expand our product portfolio and target new market segments, our customer composition as well as the identity and concentration of our top customers are expected to change from period to period. However, if we fail to find alternative sources of demand for our products, our revenue may be substantially impacted.

We may not be able to accurately plan our production based on our sales contracts, which may result in excess product inventory or product shortages.

Our sales contracts typically provide for a non-binding, three-month forecast on the quantity of products that our customers may purchase from us. We typically have only a 25-45 day lead time to manufacture products to meet our customers' requirements once our customers place orders with us. To meet the short delivery deadline, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers' final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess product inventory or product shortages. Excess product inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Producing additional products to make up for any product shortages within a short time frame may be difficult, making us unable to fill out the purchase orders. In either case, our results of operation would fluctuate from period to period.

We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

We purchase from Chinese domestic suppliers certain key raw materials and components such as electrolytes, electrode materials and import separators, a key component of battery cells. We purchase raw materials and components on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain sufficient supply of these raw materials and components from our existing suppliers or alternates in a timely fashion or at a reasonable cost. Our failure to secure sufficient supply of key raw materials and components in a timely fashion would result in a significant delay in our production and shipments, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and components at a reasonable cost could also harm our revenue and gross profit margins.

Fluctuations in prices and availability of raw materials, particularly lithium cobalt dioxide, could increase our costs or cause delays in shipments, which would adversely impact our business and results of operations.

Our operating results could be adversely affected by increases in the cost of raw materials, particularly nickel metal, the primary cost component of our battery products, or other product parts or components. Nickel metal market prices floated from RMB100 to 250 per KG in fiscal year 2006, from RMB 200 to 400 per KG in fiscal year 2007, from RMB 100 to 250 per KG in fiscal year 2008. Nickel traded as high as RMB 409 per KG on May, 2007. The increase in cobalt's market price has negatively impacted our financial results in recent years. We historically have not been able to fully offset the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements.

A significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases / surcharges to mitigate such cost increases could have a material adverse effect on our results of operations.

We face intense competition from other battery cell manufacturers, many of which have significantly greater resources.

The market for battery cells used for portable electronic devices such as mp3, mp4, and camera is intensely competitive and is characterized by frequent technological changes and evolving industry standards. We expect competition to become more intense. Increased competition may result in decline in average selling prices, causing a decrease in gross profit margins. We have faced and will continue to face competition from manufacturers of traditional rechargeable battery cells, such as nickel-cadmium batteries, from manufacturers of rechargeable battery cells of more recent technologies, such as liquid electrolyte, lithium-ion and lithium polymer battery cells, as well as from companies engaged in the development of batteries incorporating new technologies.

Many of these existing competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as lithium polymer and fuel cell batteries, which are expected to compete with our existing product line. Other companies undertaking R&D activities of solid-polymer lithium-ion batteries have developed prototypes and are constructing commercial scale production facilities. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our future success would be materially and adversely affected.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lost their services.

Our future success heavily depends on the continued service of our senior executives and other key employees. In particular, we rely on the expertise and experience of our Chairman, Mr. Henian Wu, our Chief Executive Officer, Ms. Xiangjun Liu, and our Chief Technology Officer, Mr. Junbiao Huang. If one or more of our senior executives are unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting and integrating the replacements into our operations, which would substantially divert management's attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. Moreover, if any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key personnel. Each of our executive officers has entered into an employment agreement with us, which contains non-competition and confidentiality clauses. However, if any dispute arises between our executive officers and the Company, it is hard to predict the extent to which any of these agreements could be enforced in China, where these executive officers reside, in light of the uncertainties with China's legal system.

The success of our business depends on our ability to attract, train and retain highly skilled employees and key personnel.

Because of the highly specialized, technical nature of our business, we must attract, train and retain a sizable workforce comprising highly skilled employees and other key personnel. Since our industry is characterized by high demand and intense competition for talent, we may have to pay higher salaries and wages and provide greater benefits in order to attract and retain highly skilled employees or other key personnel that we will need to achieve our strategic objectives. As we are still a relatively young company and our business has grown rapidly, our ability to train and integrate new employees into our operations may not meet the requirements of our growing business. Our failure to attract, train or retain highly skilled employees and other key personnel in numbers that are sufficient to satisfy our needs would materially and adversely affect our business.

Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Due to the high energy density inherent in Ni-MH batteries, our batteries can pose certain safety risks, including the risk of fire. Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our products may still cause accidents. Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damages.

We manufacture and market Ni-MH batteries only. If a viable substitute product or chemistry emerges and gains market acceptance, our business, financial condition and results of operations will be materially and adversely affected.

We manufacture and market Ni-MH batteries only. As we believe that the market for Ni-MH batteries has good growth potential, we have focused our R&D activities on exploring new chemistry and formula to enhance our product quality and features while reducing cost. Some of our competitors are conducting R&D on alternative battery technologies, such as lithium and fuel based cells. If any viable substitute product emerges and gains market acceptance because it has more enhanced features, more power, more attractive pricing, or better reliability, the market demand for our products may be reduced, and accordingly our business, financial condition and results of operations would be materially and adversely affected.

We face risks associated with the marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

In the years ended December 31, 2009 and 2008, we derived 3.5% and 10.5%, respectively, of our sales from outside the PRC. The marketing, international distribution and sale of our products expose us to a number of risks, including:

  fluctuations in currency exchange rates;

  difficulty in engaging and retaining distributors that are knowledgeable about, and can function effectively in, overseas markets;

  increased costs associated with maintaining marketing efforts in various countries;

  difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

  inability to obtain, maintain or enforce intellectual property rights; and

  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

We rely on third parties whose operations are outside our control.

We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our customers. As a result, we may be subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather, natural disasters and rapidly increasing fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers' product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and could cause us to lose customers.

We also utilize third party distributors and manufacturer's representatives to sell, install and service certain of our products. While we are selective in whom we choose to represent us, it is difficult for us to ensure that our distributors and manufacturer's representatives consistently act in accordance with the standards we set for them. To the extent any of our end-customers have negative experiences with any of our distributors or manufacturer's representatives; it could reflect poorly on us and damage our reputation, thereby negatively impacting our financial results.

Defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share.

We have purchased certain product liability insurance from some PRC-based insurance companies to provide against any claims against us based on our product quality. If any of our products is found to have reliability, quality or compatibility problems, we will be required to accept returns, provide replacement, provide refund, or pay damages. As our insurance policy imposes a ceiling for maximum coverage and high deductibles, we may not be able to obtain from our insurance policy an amount enough to compensate our customers for damages they suffered attributable to the quality of our products. Moreover, as our insurance policy also excludes certain types of claims from its coverage and if any of our customers' claims against us falls into those exclusions, we would not receive any amount from our insurance policy at all. In either case, we may still be required to incur substantial amounts to indemnify our customers in respect of their product quality claims against us, which would materially and adversely affect the results of our operations and severely damage our reputation.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause our loss of significant rights and inability to continue providing our existing product offerings.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to nickel metal hydride battery technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly expensive and time-consuming. If there is a successful claim of infringement against us, we may be required to pay substantial damages to the party claiming infringement, develop non-infringing technologies or enter into royalty or license agreements that may not be available at acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business. Protracted litigation could result in our customers, or potential customers, deferring or limiting their purchase or use of our products until resolution of such litigation. Parties making the infringement claim may also obtain an injunction that can prevent us from selling our products or using technology that contains the allegedly infringing contents. Any intellectual property litigation could have a material adverse effect on our business, results of operation and financial condition.

Future litigation could impact our financial results and condition.

Our business, results of operations and financial condition could be affected by significant future litigation or claims adverse to us. Types of potential litigation cases include: product liability, contract, employment-related, labor relations, personal injury or property damage, intellectual property, stockholder claims and claims arising from any injury or damage to persons, property or the environment from hazardous substances used, generated or disposed of in the conduct of our business (or that of a predecessor to the extent we are not indemnified for those liabilities).

We may not be able to prevent others from unauthorized use of our intellectual property, or others may challenge our intellectual property rights, which could harm our business and competitive position.

We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements to protect our intellectual property rights. We own three registered patents in China and have one pending patent applications in China. We have one registered trademarks in China and the European Union that cover various categories of goods and services. We can make no assurances that all the pending patent applications will result in issue of patents or, if issued, that it will sufficiently protect our intellectual property rights. Nor can we make any assurances that any patent, trademark or other intellectual property rights that we have obtained may not be challenged by third parties. Implementation of PRC intellectual property-related laws has historically been lax, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may not be adequate to prevent unauthorized use of our intellectual property rights. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us any royalties. Though we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation.

Compliance with environmental regulations can be expensive, and our failure to comply with these regulations may result in adverse publicity and a material adverse effect on our business.

As a manufacturer, we are subject to various PRC environmental laws and regulations on air emission, waste water discharge, solid waste and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the PRC environmental legal regime is evolving and becoming more stringent. Therefore, if the PRC government imposes more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in material aspects, we may suffer from negative publicity and may be required to pay substantial fines, suspend or even cease operations. Failure to comply with PRC environmental laws and regulations may materially and adversely affect our business, financial condition and results of operations.

Future government regulations or other standards could have an adverse effect on our operations.

Our operations are subject to other laws, regulations and licensing requirements of national and local authorities in the PRC. We are required to obtain licenses or permits from the PRC central government and from Guangdong province, where we operate, and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. In the event that these laws, regulations and/or licensing requirements change, we may be required to modify our operations or to utilize resources to maintain compliance with such rules and regulations. In addition, new regulations may be enacted that could have an adverse effect on us.

We have limited insurance coverage against damages or loss we might suffer.

The insurance industry in China is still in an early stage of development and business interruption insurance available in China offers limited coverage compared to that offered in many developed countries. We do not carry business interruption insurance and therefore any business disruption or natural disaster could result in substantial damages or losses to us. In addition, there are certain types of losses (such as losses from forces of nature) that are generally not insured because either they are uninsurable or insurance cannot be obtained on commercially reasonable terms. Should an uninsured loss or a loss in excess of insured limits occur, our business could be materially adversely affected. If we were to suffer any losses or damages to our manufacturing facilities, our business, financial condition and results of operations would be materially and adversely affected.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company, but most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of TMK constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the 2006 M&A Rules, any Round-trip Investment must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

On February 5, 2010, Mr. Henian Wu, our Chairman and a founder of TMK, entered into an option agreement with Ms. Guifang Li, the sole stockholder of Unitech, pursuant to which Mr. Wu was granted an option to acquire all of the equity interests of Unitech owned by Ms. Li. Mr. Wu may exercise this option at any time commencing six (6) months after the date on which a resale registration statement covering the shares issued under our recent private placement is declared effective by the SEC and ending on the fifth anniversary of the date thereof. After exercise of this option, Mr. Wu will be our controlling stockholder, through his ownership of Unitech. His acquisition of our equity interest, or the Acquisition, is required to be registered with the AIC in China. He will also be required to make filings with the Shenzhen SAFE, to register the Company and its non-PRC subsidiaries to qualify them as SPVs, pursuant to Circular 75 and Circular 106.

The PRC regulatory authorities may take the view that the Acquisition and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, Mr. Wu will become a majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC, and the filings with the Shenzhen SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiaries. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiaries' business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries' business than if the Company had direct ownership of our Chinese subsidiaries. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and stockholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our articles of incorporation and bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Nevada corporate law and our articles of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

  deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

  require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

  allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

ITEM 1B. UNRESOLVED STAFF COMMENTS

We have no outstanding or unresolved comments from the Securities and Exchange Commission staff.

ITEM 2. DESCRIPTION OF PROPERTY

All land in China is owned by the state or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations. The Company leased a plant building (four floors) and a dormitory building (five floors) from Shenzhen YiJiaYang Inc. for three years starting 2009 with annual one-time payment of $0.2 million. The Company also paid cash to acquire properties from various sources to expand its business and operations in 2008 and 2009. The advances for property purchase consist of the following:

	December 31,
	2009	2008
Advance for Property Purchase (1 unit located in Shihao Mansion)	$3,024,108	$3,123,964
Advance for Equipment Purchase (from two vendors)	2,989,816	-
Advance for Property Purchase (3rd, 5th and 6th floor located at Jinli Building)	10,916,096	-
Total Advances for properties purchases	16,930,020	$3,123,964

The Company also owns one property and seven retail shops through TMK's wholly-owned PRC subsidiary, Shenzhen Borou Industrial Co., Ltd. Seven Retail shops are currently rent to third parties. The Company acquired Borou and its properties to serve as collateral for current and future loans.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

ITEM 3. LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

On January 16, 2009, TMK was sued by Wen-Chang Management Consulting Services Company Limited, or Wen-Chang, in the BaoAn District Court, with respect to RMB226,598.08 (approximately, $33,177) in outstanding consultancy fees claimed by Wen-Chang. The BaoAn District Court ruled in favor of Wen-Chang and ordered TMK to pay to the plaintiff a sum of RMB144,800, plus a liquidated damages in the sum of RMB50,000 (collectively equal to $28,522). TMK appealed the BaoAn District Court's ruling to the Shenzhen Municipal Intermediate Court, based on its belief that Wen-Chang had failed to provide the training services required under the relevant contract between TMK and Wen-Chang. The Intermediate Court heard the case in June 2009, but as of the date of this filing, had not yet ruled on the matter. We expect to prevail in this matter, however, management does not believe that an adverse ruling will have a material impact on our business and operations.

ITEM 4. (REMOVED AND RESERVED)

PART II

ITEM 5. MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is quoted under the symbol “DFEL” on the Electronic Bulletin Board maintained by the Financial Industry Regulatory Authority, however there is not currently, nor has there ever been, an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by www.quotemedia.com. The CUSIP number is 244535209.

Holders

As of February 11, 2010 there were approximately 68 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Prior to the reverse acquisition of Leading Asia, our subsidiary, TMK, declared and paid dividends of $2,013,625 and $1,391,129 to the former owners of TMK for the years ended December 31, 2008 and 2007. Other than these dividends, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

ITEM 6. SELECTED FINANCIAL DATA

Not applicable.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Through our indirect Chinese subsidiary, TMK, we design, develop, manufacture and sell environmentally-friendly Ni-MH rechargeable batteries, which are commonly used to power the following end applications: vacuum cleaners and other household electrical appliances; cordless power tools; medical devices; light electric vehicles, such as bicycles, electric vehicles and hybrid electric vehicles; other applications, such as light fittings, battery-operated toys, telecommunications, traffic control, and traffic lighting applications; and personal portable electronic devices, such as digital cameras, portable media players, portable gaming devices and PDAs.

We conduct all of our operations in Shenzhen City, China, in close proximity to China's electronics manufacturing base and its rapidly growing market. Our access to China's supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. In addition, we have automated key stages of our manufacturing process to be able to produce high-quality battery cells that consistently meet the stringent requirements of our customers.

Historically, we have focused on the development of high-rate Ni-MH rechargeable batteries of types SC, C, D, and F and have been engaged in the large-scale production of these products for over eight years. The target customers of these products are mainly factories that produce power tools, vacuum cleaners and other household electrical appliances, electric bicycles, battery-operated toys and medical devices and whose requirements for battery performance are higher-rate than those of the ordinary type AA and AAA batteries used for domestic purposes. Some of our customers include Siemens, LG, Electrolux, Bosch, Venom, and Changhong. More recently, we have developed a working prototype of a hybrid electric vehicle battery pack and are producing sample cells for testing for an electric vehicle battery pack. To expand our business into the hybrid electric vehicle and electric vehicle markets, we plan to establish an advanced power battery research and development center, set up a battery-production base for small scale testing and production and establish a cooperation application demonstration point with 1-3 vehicle producers to lay a solid foundation for the approval of the project and for the support of the government. To date, we have entered into letters of intent with two automobile companies in China for the sale of our hybrid electric vehicle battery backs.

We are also actively seeking opportunities to expand into the Lithium-Ion battery space. We have a lithium battery patent and some customers who are the purchasers of both nickel-metal hydride battery and Lithium-Ion battery. Therefore,, we are searching for the potential acquiree to develop our production capacity to meet the demand of our customers and to grow our business.

In addition, we have been actively seeking opportunities to design and distribute batteries for use in telecommunications, traffic control, and traffic lighting applications. We have developed working prototypes of both nickel-metal hydride battery and Lithium-Ion battery and sent to our customers for testing and expect to get our first purchase orders before the end of 2010.

Our operations have grown since our inception in September 2001. Our revenues increased from $36.8 million in fiscal year 2008 to $48.6 million in fiscal year 2009, representing a compounded growth rate of approximately 32.1% .

Recent Developments

Acquisition of Leading Asia

On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole stockholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was treated as a reverse acquisition, with Leading Asia as the acquirer and China TMK Battery Systems Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leading Asia and its consolidated subsidiaries.

Immediately following closing of the reverse acquisition of Leading Asia, Unitech transferred 10,524,600 of the 25,250,000 shares issued to it under the share exchange to 22 individuals and entities, pursuant to a share allocation agreement that Unitech entered into with these people on February 10, 2010. Among them, 9 individuals and entities received 1,910,600 shares from Unitech for providing consulting services to Leading Asia and its subsidiaries in assisting them to consummate the reverse acquisition of Leading Asia. The remaining 8,614,000 shares were gifted from Unitech to 13 individuals and entities who did not provide services to Leading Asia or its subsidiaries.

In connection with our reverse acquisition of Leading Asia, we also entered into the Cancellation Agreement with United Fertilisers, our controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of our common stock owned by it.

Upon the closing of the reverse acquisition on February 10, 2010, James W. Morgon, our sole director and officer, resigned as our director and from all offices of the Company that he held. Also upon the closing of the reverse acquisition, our board of directors increased its size to five (5) members and appointed Mr. Henian Wu, Mr. Zongfu Wang, Mr. Junbiao Huang, Ms. Xiangjun Liu and Mr. Jun Tu to fill the vacancies created by Mr. Morgon's resignation and such increase. In addition, our board of directors appointed Ms. Xiangjun Liu to serve as our Chief Executive Officer and President, Ms. Xiaodong Xiao to serve as our Chief Financial Officer and Mr. Jinfeng Huang to serve as our Chief Technology Officer, effective immediately at the closing of the reverse acquisition.

Leading Asia, our BVI subsidiary, was formed as a holding company on July 8, 2008. On August 12, 2008, Leading Asia acquired Good Wealth, our Hong Kong subsidiary, which was established as an investment holding company on May 16, 2008. On September 25, 2008, Good Wealth acquired 100% of the equity interest in TMK, our PRC operating subsidiary, pursuant to an equity transfer agreement with Henian Wu, Zongfu Wang and Junbiao Huang, the founders of TMK. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK was granted the new business license. Following approval of its change of business registration, TMK will need to carry out registration formalities with other PRC authorities include state and local tax, foreign exchange, finance and public security authorities.

TMK, our PRC operating subsidiary, was established as a purely domestically funded enterprise on September 3, 2001 to engage in the production and sale of environmental friendly sealed nickel-metal hydride batteries; to set up companies (specific projects to be approved separately); to engage in domestic commerce and supply and sale of commodities (excluding commodities reserved for sale or controlled by the state); and to generally import and export such products.

On February 10, 2010, we changed our name to “China TMK Battery Systems Inc.” to more accurately reflect our new business operations. Our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “DFEL” until FINRA assigns a new symbol to our common stock in connection with our name change.

Private Placement Transaction

On February 10, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 5,486,000 shares of our common stock for an aggregate purchase price of $6,857,500, or $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. Assuming that the Warrants issued in the transaction are exercised, the securities issued represented approximately 21.90% of our issued and outstanding capital stock as of and immediately after closing date.

As a condition to the closing of the private placement transaction, on February 10, 2010, we entered into the Registration Rights Agreement with the investors, pursuant to which we are obligated to register the securities issued in the private placement within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of the securities and any other shares of common stock issuable to the investors under the transaction documents. If we do not file the required registration statement in a timely manner, or if we fail to file pre-effective amendments to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then we are obligated to pay to each of the investors a liquidated damages fee of 1% per month of such investors' investment, payable in cash, for every thirty-day period up to a maximum of 6%, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. Furthermore, we are obligated to pay any liquidated damages for our failure to file a registration statement at any time following the one year anniversary of the closing date of the private placement. The Registration Rights Agreement also gives the investors customary piggyback registration rights.

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder, its stockholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into the Make Good Escrow Agreement with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment.

In connection with the closing of the private placement transaction, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a Lock-Up Agreement, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of a registration statement covering the shares issued in connection with the private placement.

Potential Acquisition of Hong Kong Hualian Technology Ltd

On January 4, 2010, we signed a MOU with Shenzhen DongFang Hualian Technology Ltd., pursuant to which we agreed to conduct a legal and financial due diligence review of Hualian, and if satisfied, to enter into a definitive agreement to acquire Hualian. From January through March 2010we paid an aggregate of $3.2 million as a good faith deposit towards the acquisition in accordance with the MOU, which deposit will be returned to us if Hualian fails the due diligence review or if Hualian’s 2009 net profit is less than RMB 28 million. The due diligence review process is still ongoing and is expected to be completed by end of the 2010 third quarter.

Hualiang was incorporated in Shenzhen, Guangdong province, China, on September 29, 2005 with RBM 10 million of initial capital contributed by three shareholders on a 51%, 24.5% and 24.5% basis. Hualiang’s major business is the production of lithium battery.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese Economy. We operate our facilities in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of over 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

  Demand for Ni-MH-Based Batteries. All of our products are Ni-MH-based rechargeable batteries. Rechargeable Ni-MH-based batteries, compared to other types of rechargeable batteries based on nickel cadmium chemistries, have a higher energy density, meaning a greater energy capacity relative to a given battery cell's weight and size, and are considered to have a much lower environmental impact due to the absence of toxic cadmium, and while lithium-based rechargeable batteries have a higher energy density than Ni-MH batteries, they also have a much lower shelf- life than Ni-MH batteries and are more expensive. In addition, Ni-MH batteries have the following advantages: very low degradation, with less than 5% after 100 full charge/discharge cycles; ability to store and provide power in a wide temperature range (-58oF to +176oF) making them a very reliable energy source for solar lighting and in-field uninterruptible power systems; and slow rate of discharge, retaining 90% of full capacity after 28 days, making them ideal for in-field uninterruptible power supply systems with minimum maintenance requirements. As a result, use of Ni-MH-based batteries has risen significantly in portable consumer electronics products, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys. As the cost/power ratio of Ni-MH-based batteries continues to improve, it is expected that its usage will also extend into other applications.

  PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country,” pursuant to which the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, and to the manufacture and sale of building materials, electrical household appliances and telecommunication equipment, are expected to benefit. An executive order has been announced that the PRC Central Government will improve the living standard in the country's rural areas by subsidizing the purchase of any electric household appliance for every household in the rural area. We expect to indirectly benefit from the economic stimulus plan through the demand of products using Ni-MH-based batteries.

  Product Development and Brand Recognition. We believe that in order to compete effectively in our product market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development. We also face the long-term challenge of developing our brand recognition. In addition to providing high quality products and effective project execution, we believe that in order to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share, we will also need to continue expanding our sales channels and engage in more sophisticated marketing. With adequate funding, we plan to acquire a number of competitors that are strong in direct sales and channels to compliment our strengths in product design, integration, and implementation. We believe that this strategy would result in driving our strength in products and services to a wider client base.

Taxation

United States, BVI and Hong Kong

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

Leading Asia was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Good Wealth was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% . No provision for Hong Kong Profits Tax has been made as Leading Asia has no taxable income.

China

Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People's Congress of China passed the New EIT Law and on November 28, 2007, the State Council of China passed the New EIT Law Implementing Rules, which took effect on January 1, 2008. The New EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Despite these changes, the New EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%. In addition, the Old FIEs that are eligible for other preferential tax treatments by the PRC government under the original EIT law are allowed to continue enjoying their preference until these preferential treatment periods expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

TMK is registered in PRC and was entitled to tax advantages granted by the local government for corporate income taxes and sales taxes commencing in 2005. TMK was entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. Under the New EIT Law, companies designated as High- and New-Technology Enterprises may enjoy a reduced national EIT rate of 15%, subject to government verification for Hi-Tech company status in every three years. TMK was granted qualification as a High-Tech Enterprise and is now subject to the reduced EIT rate of 15%.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization's global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New EIT Law, we may be classified as a ‘resident enterprise' of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

In addition, the New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises' stockholder has a tax treaty with China that provides for a different withholding arrangement. TMK is considered an FIE and is directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Good Wealth by TMK, but this treatment will depend on our status as a non-resident enterprise.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value added tax, or VAT, at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.

Results of Operations

The following table sets forth key components of our results of operations during the fiscal years ended December 31, 2009 and 2008, both in dollars and as a percentage of our net sales. As the acquisition of Leading Asia, Good Wealth and TMK was entered into after December 31, 2008 and during the periods indicated such entities were the only entities in our combined business that had operations, the results of operations below refer only to that of Leading Asia, Good Wealth and TMK.

		% of		% of
	2009	sales	2008	sales
		revenue		revenue
Sales Revenues	48,645,907		36,846,151
Cost of goods sold	(36,547,011)	75.1%	(28,236,136)	76.6%
Gross Profit	12,098,896	24.9%	8,610,015	23.4%

Operating Costs and Expenses
Selling expenses	979,174	2.0%	872,441	2.4%
Depreciation	114,642	0.2%	22,676	0.1%
Bad debts (recovery)	(66,129)	0.1%	40,010	0.1%
Other G&A expenses	1,349,298	2.8%	1,029,314	2.8%
Research and development	494,825	1.0%	624,051	1.7%
Loss on disposal of assets	-	0.0%	17,644	0.0%
Total operating costs and expenses	2,871,810	5.9%	2,006,136	7.1%
Income from operations	9,227,086	19.0%	6,003,879	16.3%

Other income (expenses)

Interest income	40	0.0%	53,335	0.1%
Interest expense	(581,920)	1.2%	(422,550)	1.1%
Other income, net	76,032	0.2%	22,381	0.1%
Gain on Business	106,364	0.2%	-	0.0%
Acquisition
Total other income
(expenses)	(399,484)	0.8%	(346,834)	1.0%

Income before income taxes	8,827,602	18.1%	5,657,045	15.4%
Income taxes	(1,334,447)	2.7%	-	0.0%

Net Income	7,493,155	15.4%	5,657,045	15.4%

Sales Revenue. Our sales revenue increased $11.8 million in the fiscal year ended December 31, 2009 from $36.8 million last year, representing a 32% increase year-over-year. The increase in revenue was attributed mainly to the increased demand for our products, which we believe is a result of our market expansion efforts.

Cost of Sales. Our cost of sales increased $8.3 million, or 29%, to $36.5 million in the fiscal year ended December 31, 2009 from $28.2 million in the same period in 2008. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue. The cost of goods sold per sales ratio changed from 76.6% to 75.1% .

Gross Profit and Gross Margin. Our gross profit increased $3.5 million, or 40.7%, to $12.1 million in the fiscal year ended December 31, 2009 from $8.6 million in the same period in 2008. Gross profit as a percentage of net revenue was 24.9% and 23.4% for the years ended December 31, 2009 and 2008, respectively.

Administrative Expenses. Our administration expenses increased $0.3 million, or 30%, to $1.3 million in the fiscal year ended December 31, 2009 from $1.0 million in the same period in 2008. This increase was mainly due to expansion of our business.

Research and Development Expenses. Our research and development expenses consist of the costs associated with research and development personnel and expense in research and development projects. Our research and development expenses decreased $0.1 million, or 16.7%, to $0.5 million in the fiscal year ended December 31, 2009 from $0.6 million in 2008.

Selling Expenses. Our selling expenses increased $0.1million, or 12.6%, to $0.98 million in the fiscal year ended December 31, 2009 from $0.87 million in the same period in 2008. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue.

Interest Expense. Interest expense increased $0.2 million, or 50%, to $0.6 million in the fiscal year ended December 31, 2009 from $0.4 million in the same period in 2008, primarily due to increase in bank loans.

Other Income. Other income increased by 0.06 million, or 200%, to $0.08 million in the fiscal year ended December 31, 2009 from $0.06 million. The increase was primarily due to a gain through acquisition of business in 2009.

Income Before Income Taxes. Our income before income taxes increased by $3.1 million, or 54%, to $8.8 million in the fiscal year ended December 31, 2009 from $5.7 million in the same period in 2008. The reason for such increase was mainly due to the increase in our sales and gross margin.

Income Taxes. We incurred $1.3 million income tax in the fiscal year ended December 31, 2009 but did not incur income tax expenses in the fiscal year ended December 31, 2008, as we are fully exempt from income tax in the PRC in 2008. See “Taxation” above for more information.

Net Income. In the fiscal year ended December 31, 2009, we generated a net income of $7.5 million, an increase of $1.8 million, or 31.6%, from $5.7 million in 2008. This increase was primarily attributable to an increase in our sales.

Liquidity and Capital Resources

As of December 31, 2009, we had cash and cash equivalents of $0.2 million, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders. Regarding advance for properties purchase, the Company has paid cash to acquire properties from various sources to expand its business and operations. The advances for properties purchase consist of the following:

	Fiscal Year Ended
	December 31,
	2009	2008
Advance for Property Purchase (1 unit located in Shihao Mansion)	$3,024,108	$3,123,964
Advance for Equipment Purchase (from two vendors)	2,989,816	-
Advance for Property Purchase (3rd, 5th and 6th floor located at Jinli Building)	10,916,096	-
Total Advances for properties purchases	16,930,020	$3,123,964

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in U.S. dollars)

	For the Year Ended
	December 31,
	2009	2008
Net cash provided by (used in) operating activities	$9,238,061	6,333,392
Net cash provided by (used in) investing activities	(19,404,780)	(5,450,078)
Net cash provided by (used in) financing activities	10,170,686	(2,074,009)
Effects of exchange rate change in cash	(4,840)	(170,174)
Net increase (decrease) in cash and cash equivalents	(873)	(1,360,869)
Cash and cash equivalent at beginning of the year	186,463	1,547,332
Cash and cash equivalent at end of the year	$185,590	186,463

Operating activities

Net cash from operating activities was $9.2 million for the year ended December 31, 2009, as compared to $6.3 million provided by operating activities for 2008. The increase in net cash provided in operating activities was primarily due to an increase in net income and trade receivable.

Investing activities

Net cash used in investing activities for the year ended December 31, 2009 was $19.4 million, as compared to $5.5 million net cash used in investing activities in 2008. The increase in net cash used in investing activities was mainly attributable to an increase in the purchase of equipment used in our production and cash spent on the purchase of Borou and other property in 2009.

On January 4, 2010, we also signed a MOU with Shenzhen DongFang Hualian Technology Ltd., pursuant to which we agreed to conduct a legal and financial due diligence review of Hualian, and if satisfied, to enter into a definitive agreement to acquire Hualian. From January through March 2010, we paid an aggregate of $3.2 million as a good faith deposit towards the acquisition in accordance with the MOU, which deposit will be returned to us if Hualian fails the due diligence review or if Hualian’s 2009 net profit is less than RMB 28 million. The due diligence review process is still ongoing and is expected to be completed by end of the 2010 third quarter. Hualian was incorporated in Shenzhen, Guangdong province, China, on September 29, 2005 with RBM 10 million of initial capital contributed by three shareholders on a 51%, 24.5% and 24.5% basis. Hualian’s major business is the production of lithium battery.

Financing activities

Net cash provided by financing activities for the year ended December 31, 2009 was $10.2 million, as compared to $3.2 million net cash used in financing activities in 2008. The increase of net cash used in financing activities was mainly attributable to the increase of bank loans.

On February 10, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 5,486,000 shares of our common stock, for a purchase price $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. As a result of this private placement we raised $6,857,500 in gross proceeds, which left us with $5,392,151 in net proceeds after the deduction of offering expenses in the amount of $1,465,349.

Loan Commitments

As of December 31, 2009, the amount, maturity date and term of each of our bank loans were as follows:

(all amounts in U.S. dollars)

Bank	Amount	Interest Rate	Maturity Date	Duration
DBS Bank	2,181,753	7.02%	November 13, 2012	3 Years
Bank of China	5,119,100	5.94%	August 13, 2012	3 Years
Bank of Ningbo	2,340,160	6.37%	August 20, 2010	1 Year
China Construction Bank	4,387,800	5.67%	December 30, 2011	3 Years
Bank of China	2,382,500	Various	Various	Short term

The outstanding short term bank loans listed above are used primarily for general working capital purposes. These are recurring loans which carry annual interest rates of 5.5% ~ 8.0% with maturity dates of less than one year. These loans are either personally guaranteed by Mr. Henian Wu, our Chairman or jointly guaranteed by Mr. Henian Wu, Mr. Zongfu Wang, our Vice President, and Mr. Junbiao Huang, our Chief Technology Officer, the founders of TMK. The loan with Bank of Ningbo is also secured by personal property owned by Zehao Zhuang, Chairman’s friend. Interest expenses incurred for the above short-term bank loans for the years ended December 31, 2009 and 2008 were $187,965 and $369,252, respectively.

To expand our business, we borrowed 3-year term loans from DBS Bank in 2009. Interest on loans is at primate rate plus 30%. The blended payments were paid monthly in arrears. The loan calls for a deposit of approximately $438,780 as security. We also borrowed a 3-year loan from Construction Bank of China in 2009. Interest on the loan is at prime rate plus 5% and is jointly guaranteed by Mr. Henian Wu, our Chairman, Mr. Zongfu Wang, our Vice President, and Mr. Junbiao Huang, our Chief Technology Officer, the founders of TMK and secured by a property owned by Ms. Lanzhen, Chairman’s wife. Loan payments of approximately $147,000 per month begin January, 2010. In addition, we borrowed a 3-year loan from Bank of China in 2009. Interest on the loan is at prime rate plus 10% and is guaranteed by the TMK Shenzhen and secured by Mr. Wu Henian, Mr. Huang Junbiao, and Mr. Wang Zongfu's ownerships in Shenzhen TMK Power Industries Ltd. Additionally, the loan is secured by property owned by Deli Investment, our indirect subsidiary, with fair value of approximately $2,925,200 and Company’s property with fair value of approximately $2,925,200.

Interest expenses incurred for the above long term bank loans for the years ended December 31, 2009 and 2008 were $393,955 and $53,298, respectively.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue recognition

The Company generates revenues from the sales of environment-friendly batteries including nickel metal hydride batteries. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of VAT. No return allowance is made as products returns are insignificant based on historical experience.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, in the United States of American. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Accounts receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers' balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

Inventories

Inventories consist of raw materials, production cost, semi-assembled goods and finished goods. Inventories are stated at the lower of cost or market value. Costs are calculated on the weighted average basis and are comprised of direct materials, direct labor and manufacturing overhead. Slow-moving inventories are periodically reviewed for impairment

Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset's (or asset group's) fair value.

Foreign currency

The functional currency of the Company is RMB. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared in RMB, are translated into the Company's reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder's equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates

Year ended December 31, 2008	6.81710	6.93721
Year ended December 31, 2009	6.83720	6.82082

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination on and after January 1, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new Standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. The Company adopted this standard during the quarter ended June 30, 2009. The adoption did not have an impact on the Company’s consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The Company deposits surplus funds with Chinese banks earning daily interest. The Company does not invest in any instruments for trading purposes. Most of the Company’s outstanding debt instruments carry fixed rates of interest. The Company’s operations generally are not directly sensitive to fluctuations in interest rates. The amount of long-term debt outstanding as of December 31, 2009 and 2008 was $11.7 million and $0.3, respectively. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings at December 31, 2009, would decrease net income before provision for income taxes by approximately $20,000 or less than 1% for the fiscal year ended December 31, 2009. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, substantially all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. Substantially all of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of equity. As of December 31, 2009, our accumulated other comprehensive income was $0.4 million. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Financial Statements

The financial statements required by this item begin on page F-1 hereof.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 4, 2010, we reported a change of independent auditors, effective immediately, from Child, Van Wagoner & Bradshaw, PLLC, Van Wagoner, to Kempisty & Company Certified Public Accountants P.C., or Kempisty, and on March 12, 2010, we reported that Kempisty had entered into a contractual agreement with MaloneBailey, LLP, or MaloneBailey, whereby MaloneBailey assumed Kempisty’s role and become our new independent accounting firm.

Van Wagoner audited the financial statements of the Company, for the years ended September 30, 2009 and 2008 (prior to the change of fiscal year end in connection with the reverse acquisition of Leading Asia). Van Wagoner's reports on the Company's financial statements as of and for the years ended September 30, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the years ended September 30, 2009 and 2008 contained a going concern qualification as to the Company's ability to continue as a going concern. During the years ended December 31, 2009 and 2008 and through Van Wagoner's dismissal on February 28, 2010, there were (1) no disagreements with Van Wagoner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Van Wagoner, would have caused Van Wagoner to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the last two fiscal years ended December 31, 2008 and December 31, 2007, Kempisty did not conduct any audits or complete any audit reports on the Company’s financial statements. However, Kempisty did conduct an audit and completed an audit report on the financial statements of the Company’s subsidiaries, Leading Asia Pacific Investment Limited, as of and for the year ended December 31, 2008, and TMK Power Industries (SZ) Co., Ltd., as of and for the years ended December 31, 2008 and December 31, 2007, which reports did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the financial statements of the Company’s subsidiaries for the fiscal years ended December 31, 2008 and 2007, there were: (i) no disagreements between the Company and Kempisty on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Kempisty, would have caused Kempisty to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

ITEM 9B. OTHER INFORMATION

There is no information required to be disclosed in a report on Form 8-K during the fourth quarter of the year covered by this Form 10-K but not reported.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Henian Wu	46	Chairman
Xiangjun Liu	43	Chief Executive Officer, President and Director
Zongfu Wang	45	Vice President and Director
Junbiao Huang	41	R&D Director and Director
Jin Hu	33	Chief Financial Officer
Jinfeng Huang	32	Chief Technology Officer
Jun Tu	31	Director

Mr. Henian Wu. Mr. Wu has been our Chairman since the closing of our reverse acquisition of Leading Asia on February 10, 2010 and has served as the President and as a Director of TMK since August 2005. Prior to joining us, Mr. Wu served as the general manager of Shenzhen Flying Crane Financial Advisory Co., Ltd., a finance consulting company, from 2003 to 2005. Mr. Wu holds a Bachelor's degree in Financial Accounting from Hubei Business School.

Ms. Xiangjun Liu. Ms. Liu has been our Chief Executive Officer and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as the General Manager and as a Director of TMK since March 2009. Prior to joining us, Ms. Liu served from 2003 to March 2009 as the General Manager of Utron Power Technology (Zhuhai) Co., Ltd., a large PRC-based battery manufacturer. Ms. Liu holds a Bachelor's degree in Astronomy from Nanjing University and a Master's degree in Astrometry and Celestial Mechanics from Nanjing University.

Mr. Zongfu Wang. Mr. Wang has been our Vice president and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as vice president of TMK since 2006. Prior to that, he served as Vice president and general manager of TMK from 2002 to 2006. Mr. Wang holds a bachelor's degree in English from Yangzhou University.

Mr. Junbiao Huang Mr. Huang has been our Director of R&D and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as Director of R&D of TMK from 2001 to 2009. Mr Huang holds a master's degree in electrochemistry from Xiamen University.

Mr. Jin Hu. Mr. Hu has served as our Chief Financial Officer since his appointment on May 1, 2010. He is a certified CPA with a diverse background in corporate finance, accounting and investment with leading companies in a variety of industries. Prior to joining us, Mr. Hu acted as financial controller with Johnson & Johnson in Beijing from June 2009 to April 2010, where he worked closely with senior management to drive the Multiple Specialty pharmaceutical business unit with 60% sales growth rate and over 100% net profit growth rate in 2009. Prior to that, he served, from August 2008 to January 2009, as an internal consultant with Citigroup in New York to conduct research on industry trends and to evaluate new services to company clients, and from May 2006 to May 2008 as an auditor with Ernst & Young in Washington D.C, with clients including Capital One, NASDAQ, Marriott, and United States Department of Health and Human Services. Mr. Hu also served from November 2003 to May 2006 as a member of the corporate finance team at McKesson Corporation, and worked from September 2000 to November 2003 as an analyst at Stock-Trak Inc in Atlanta. Mr. Hu earned his master of business administration degree from Cornell University, and dual master degrees in computer information systems and accounting from Georgia State University. He received his bachelor degree in accounting from Louisiana Tech University.

Mr. Jinfeng Huang. Mr. Huang has been our Chief Technology Officer since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as the Chief Technical Officer of TMK since August, 2001. Mr. Huang holds a Bachelor's degree in Chemistry from North China University of Technology. Mr. Huang has published Research on the Storage Performance of NI-MH Battery and Research on Chargeable Method of NI-MH Battery in Battery and Battery Technology.

Mr. Jun Tu. Mr. Tu has been a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has been a member of TMK's financial department since 2008. Prior to that, he served as a sales manager at TMK from 2006 to 2008. Prior to joining us, Mr. Tu taught English at Wuhan University of Science and Technology. Mr. Tu holds a bachelor's degree in English from Wuhan University of Science and Technology.

Significant Employees

In addition to the foregoing named officers and directors, the following employees are also key to our business and operations:

NAME	AGE	POSITION
Zhaohui Su	35	Chief Technical Advisor of TMK
Tao Jiang	36	Chief Project Advisor of TMK
Qingqun Zhang	41	Chief Production Officer of TMK
Bing Li	33	Battery R&D Engineer of TMK
Longwei Zhou	35	Senior Engineer of R&D Technology of TMK
Liangyin Zhang	48	Chief Administrative Officer of TMK

Mr. Zhaohui Su. Mr. Su has served as the Chief Technical Advisor to TMK since 2007. Prior to joining us, Mr. Su served as Professor of State Key Laboratory for Physical Chemistry of Changchun Institute of Applied Chemistry of China Academy of Sciences. and responsible for 863 Program

Mr. Tao Jiang. Mr. Jiang has served as the Chief Project Director of TMK since 2007. Prior to joining us, he was an associate research fellow at the State Key Laboratory for Biomacromolecule of Institute of Biophysics of China Academy of Sciences. and responsible for State Spark Program

Xingqun Zhang, Mr. Zhang has served as the Chief Production Officer of TMK since April 2009. Prior to joining us, he served from May 2007 to March 2009, as deputy general manager of Huizhou Jiucong Industrial Co., Ltd., a battery manufacturer. Prior to that, he served from September 2006 to April 2007, as factory director of Shenzhen Huipu Energy Technology Co., Ltd, a battery manufacturer. Prior to that, he served from January 2005 to July 2006, as quality department director of Hunan Keliyuan High-Tech Co., Ltd., a battery manufacturer. Prior to that, he served from February 1992 to December 2004, in the assembly shop as quality engineer and production manager at Advanced Battery Factory, a Guangdong based manufacturer. Mr. Zhang holds a bachelor's degree in applied chemistry from Guangdong University of Technology

Mr. Bing Li. Mr. Li has served as a Battery R&D Engineer of TMK since July, 2007. Prior to joining us, he served from 2000 to 2006, as the Quality Manger of Shenzhen Haopeng Battery Co., Ltd., a battery manufacturer. Mr. Li holds a Bachelor's degree in Application Electronics from Jiangxi Nanchang University.

Mr. Longwei Zhou. Mr. Zhou has served as a Senior Engineer of R&D Technology of TMK since June, 2001. From 1994 to 1996, Mr. Zhou conducted research related to the development of Ni-MH battery at the Institute of New Energy Resources of Tianjin Nankai University and received his Master's degree from Tianjin University. Mr. Zhou holds a Bachelor's Degree in Chemistry from Jiaying University and a Master's Degree in Chemistry from Tianjin Nankai University.

Mr. Liangyin Zhang. Mr. Zhang has served as Chief Administrative Officer of TMK since August 2009, and as TMK's administrative manager from April 2008 to July 2009. Prior to that, Mr. Zhang served from October 2002 to April 2008 as TMK's Purchasing Manager.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, all such filing requirements applicable to its officers and directors were complied with during the fiscal year ended December 31, 2009.

ITEM 11. EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

							Non-
						Non-Equity	Qualified
						Incentive Plan	Deferred
Name and				Stock	Option	Compensation	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Henian Wu,	2008	35,000							35,000
Chairman(1)	2009	35,000							35,000
Xiangjun Liu, CEO	2008	0
and President (2)	2009	53,000	-	-	-	-	-	-	53,000
Jin Hu,	2008	0	0	0	0	0	0	0	0
CFO(3)	2009	0	0	0	0	0	0	0	0

Narrative disclosure to summary compensation table

(1)

On February 10, 2010, we acquired Leading Asia in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Ms. Xiangjun Liu became our Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Ms. Liu served as the General Manager of Leading Asia's subsidiary TMK. The annual, long term and other compensation shown in this table include the amount Ms. Liu received from such subsidiaries prior to the consummation of the reverse acquisition.

(2)	James W. Morgon resigned from all offices he held with us and his position as our director upon the closing of the reverse acquisition of Leading Asia on February 10, 2010.

(3)	Xiaodong Xiao resigned from his position as our Chief Financial Officer and on March 1, 2010, the Board of Directors appointed Jin Hu as Chief Financial Officer, effective immediately.

Summary of Employment Agreements and Material Terms

Prior to the reverse acquisition of Leading Asia, our subsidiary, TMK, declared and paid dividends of $2,013,625 and $1,391,129 to the former owners of TMK for the years ended December 31, 2008 and 2007. Other than these dividends, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers. We are in compliance with the PRC employment and labor rules.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Grants of Plan-Based Awards in 2009

None of our named executive officers received unexercised options, stock that has not vested or equity incentive plan awards that remained outstanding as of the end of the fiscal year ended December 31, 2009.

Potential Payments Upon Termination or Change in Control

There are currently no potential payments to our named executive officers that upon termination or a change in control.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2009.

Governance Structure

The Company is governed by a Board of Directors that currently consists of five members: Henian Wu, Xiangjun Liu, Zongfu Wang, Junbiao Huang and Jun Tu. From time to time, the Board may establish and delegate permitted duties to committees. The Company has separated the roles of the Chairman of the Board of Directors and the Chief Executive Officer by appointing Mr. Henian Wu, as Chairman of the Company's Board of Directors. We have chosen to implement such a governance structure to allow our Chief Executive Officer the ability to focus the majority of her time and efforts on the day to day operations of the Company. We believe that this governance structure will serve the Company’s shareholders well in the coming years.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board monitors and evaluates the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management. The Board currently implements its risk oversight function as a whole, however, the Board plans to delegate some of its risk oversight function to various Committees in the future. In particular, the Board intends to establish an Audit Committee to oversee risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters, and a Compensation Committee to evaluate risks and rewards associated with the Company’s compensation philosophy and programs.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board considers the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the Board considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Board determines are pertinent in light of the current needs of the Board. The Board also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board requires that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company designs, develops, manufactures and sells environmentally-friendly nickel-metal hydride cell, or Ni-MH, rechargeable batteries. Therefore, the Board believes that a diversity of professional experiences in the battery industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board. In addition, the market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our future success depends upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements, through strong focus on. research and development. Therefore, the Board believes that academic and professional experience in research and development in the information technology industry should also be represented on the Board.

Set forth below is a tabular disclosure summarizing some of the specific qualifications, attributes, skills and experiences of our directors.

Director	Titles	Material Qualifications
Henian Wu	Chairman of the Board	Mr. Wu has over 25 years working experience in accounting, finance, consulting, sales, marketing and general management in varied industries.
Xiangjun Liu	Chief Executive Officer, President and Director	Ms. Liu earned her Bachelors and Masters degrees from one of the most top universities in China with scholarships and has multiple years experience in general management and technology innovation.
Zongfu Wang	Director	Mr. Wang has over 20 years’ professional experience in marketing, sales, and general management. He earned his Bachelor's Degree in English from Yangzhou University.
Junbiao Huang	Director	Mr. Huang has 20 years’ professional experience in varied functions, and in research and development in particular. He holds a Master's Degree in electrochemistry from Xiamen University.
Jun Tu	Director

Mr. Tu has many years of professional experience in finance, sales and marketing, and prior to joining our company, he taught English at Wuhan University of Science and Technology. Mr. Tu holds a Bachelor's Degree in English from Wuhan University of Science and Technology.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of May 5, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen 518109, and People’s Republic of China.

			Amount and
			Nature of
Name and Address of Beneficial			Beneficial	Percent of
Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Henian Wu	Chairman	Common stock,	0	*
		$0.001 par value
Xiangjun Liu	CEO, President and Director	Common stock,	2,169,000	6.35%
		$0.001 par value
Zongfu Wang	Vice President and Director	Common stock,	0	*
		$0.001 par value
Junbiao Huang	Director	Common stock,	0	*
		$0.001 par value
Jin Hu	Chief Financial Officer	Common stock,	0	*
		$0.001 par value
Jinfeng Huang	Chief Technology Officer	Common stock,	0	*
		$0.001 par value
Jun Tu	Director	Common stock,	0	*
		$0.001 par value
All officers and directors as a group		Common stock,	2,169,000	6.35%
(7 persons named above)		$0.001 par value
5% Security Holders
Unitech International Investment		Common stock,	14,725,400	43.09%
Holdings Limited		$0.001 par value
Guifang Li		Common stock,	14,725,400(3)	43.09%
		$0.001 par value
Xiangjun Liu	CEO, President and Director	Common stock,	2,169,000	6.35%
		$0.001 par value

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 34,171,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d- 3(d)(1) as of February 11, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Represents 18,717,300 shares of our common stock that are indirectly held by Ms. Li through Unitech, a BVI company owned and controlled by her. Ms. Li's ownership interests in Unitech are subject to an option agreement, which gives Mr. Henian Wu, our Chairman and a founder of TMK, an option to acquire all of Ms. Li's ownership interests in Unitech. For details regarding this option agreement, see our disclosures under “Changes in Control” below.

Changes in Control

On February 5, 2010, Mr. Henian Wu, our Chairman and a founder of TMK, entered into an option agreement with Ms. Guifang Li, the sole stockholder of Unitech, pursuant to which Mr. Wu was granted an option to acquire all of the equity interests of Unitech owned by Ms. Li. Mr. Wu may exercise this option at any time commencing six (6) months after the date on which a resale registration statement covering the shares issued under our recent private placement is declared effective by the SEC and ending on the five year anniversary of the date thereof. After exercise of this option, Mr. Wu will be our controlling stockholder, through his ownership of Unitech.

Other than with respect to the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

In consideration of loans from United Fertilizers in the following amounts and on such dates, on November 3, 2008, we issued a one year, 9% promissory note to United Fertilizers in the principal amount of $35,000 (which was extended through May 2, 2010), on March 18, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $25,950, on May 21, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $40,000 and on August 13, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $25,000. On January 29, 2010, United Fertilizers released the Company from all obligations to repay the principal amount and any accrued and unpaid interest on these notes.

Q-Lite Industrial Co., Ltd., or Q-Lite, is a PRC company in which Ms. Zhengfei Yu, the wife of Mr. Zhongfu Wang, our director and Vice President and the Vice President of TMK, holds a 25% minority interest. During the years ended December 31, 2009 and 2008, we sold products to Q- Lite in the amounts of $346,047and 69,758, respectively. We extend the same 45-day payment terms to Q-Lite as we do to our other customers.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees: The aggregate fees billed for each of the fiscal years ended December 31, 2009 and 2008 for professional services rendered by the principal accountant for the audit of our annual financial statements and review of the financial statements included in our quarterly financial statements or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2009 and 2008 were approximately $0.2 million and $0.3 million respectively.

Audit-Related Fees: The aggregate fees billed in each of the fiscal years ended December 31, 2009 and 2008 for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the paragraph captioned “Audit Fees” above are $0and $0, respectively.

Our Board has considered whether the provision of the non-audit services described above is compatible with maintaining auditor independence and determined that such services are appropriate. Before auditors are engaged to provide us audit or non-audit services, such engagement is (without exception, required to be) approved by the Audit Committee of our Board of Directors.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Board to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our Board pre-approved the audit service performed by MaloneBailey, LLP for our consolidated financial statements as of and for the year ended December 31, 2010